Exhibit 99.1

FARO REPORTS 45% NEW ORDER GROWTH IN FIRST HALF OF 2005 AND LOWER EARNINGS IN
             THE SECOND QUARTER WITH MAJOR INVESTMENTS IN GROWTH

    LAKE MARY, Fla., Aug. 8 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported sales for the second quarter of 2005 of approximately $30.9 million, an increase of $6.8 million, or 28.2% from $24.1 million the second quarter of 2004. New order bookings for the second quarter were approximately $34.5 million, an increase of $12.6 million, or 57.5% compared with approximately $21.9 million in the year-ago quarter. That brought new order bookings for the first half of 2005 to approximately $59.6 million, an increase of $18.6 million, or 45.4% compared to $41.0 million in the first half of 2004. The Company reported net income for the second quarter ended July 2, 2005 of approximately $1.9 million or $0.13 per diluted share, a 53.7% decrease compared with approximately $4.1 million or $0.29 per diluted share in the second quarter of 2004.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )

    Regionally sales increased 45.6% in the Americas to $15.0 million, from $10.3 million in the second quarter of 2004. Sales increased 12.0% in Europe/Africa to $12.1 million from $10.8 million in the second quarter of 2004. In the Asia/Pacific region sales increased 26.7% to $3.8 million from $3.0 million in the first quarter of 2004. New orders increased 64.4% in the Americas to $14.3 million, from $8.7 million in the second quarter of 2004. New orders increased 22.2% to $13.2 million in Europe/Africa from $10.8 million in the second quarter of 2004. In Asia/Pacific new orders grew 119% to $7.0 million from $3.2 million in the second quarter of 2004.

    "We increased our sales force by 53 or 35% in the first half of 2005," said Simon Raab, Chief Executive Officer. "We continued to aggressively price our products to grow market demand. This investment has resulted in a dramatic increase in new orders, continued acceleration in growth rate and expansion of the CAM2 market. We are cutting G&A costs to drive profitability and we are increasing manufacturing capacity worldwide to meet this growing demand."

    Gross margin for the second quarter of 2005 was approximately 59.5%, compared to 63.2% in the second quarter of 2004. Gross margin declined primarily as a result of higher price discounts and the impact of the integration of iQvolution (1.3%), which the Company acquired on March 29, 2005.

    Selling, general and administrative ("SG&A") expenses were approximately $13.7 million, or 44.3% of sales in the second quarter, an increase of $4.8 million from $8.9 million or 36.9% of sales in the second quarter of 2004. SG&A expenses as a percentage of sales were higher in the second quarter primarily as a result of the Company's ongoing expansion of sales offices ($1.7 million), and higher expenses related to Sarbanes-Oxley 404 compliance ($313,000) and legal defense costs ($336,000). The Company hired 53 new sales people in the first half of 2005 and expects a ramp up time of approximately 3-6 months for new sales people to become fully effective.

     Operating margin for the second quarter of 2005 was approximately 7.3%, compared to 19.2% in the second quarter of 2004. The effective income tax rate in the second quarter of 2005 was approximately 14.1% compared to 15.6% in the year-ago quarter. Subsequent to the second quarter the Company has taken steps to reduce expenses. The Company expects that these steps will result in approximately $700,000 of reduced expenses for the remainder of 2005, of which approximately $500,000 will be directly related to SG&A and the remainder will lower production costs.

    Outlook for the remainder of 2005
    Based on the year-to-date new order growth, and on our historically stronger second half compared to the first half, we are maintaining our overall sales guidance at $125 - $132 million for fiscal 2005.

    We expect our Gross Margin in the second half to be similar in aggregate to the first half, or approximately 60%-62%. We expect SG&A expenses as a percentage of sales to be less in the second half of 2005 than in the first half, as our new sales force becomes fully productive, and acquisition integration expenses begin to decline compared to the second quarter. There will be ongoing expense for the establishment of the Singapore regional headquarters and manufacturing facility as well as Sarbanes-Oxley compliance and litigation costs.

    "We will continue to vigorously defend ourselves in the previously reported patent issue with Cimcore-Romer, and our previously announced design work-around of the infinite rotation issue effectively removes the threat of injunction and minimizes the distraction of this case as we execute our growth plan this year and beyond," Raab said.

    Therefore, based on these items, our first half results, revenue projections in the second half of the year, and an expected 15%-20% income tax rate, we are expecting earnings per share for 2005 to be in the lower end of our existing guidance of $1.15-$1.45.

     Financial Table Follows

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," "target," "goal," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

    * The inability of our news sales people hired in the first half of 2005 to become fully trained and effective in 3-6 months such as to reduce our selling expenses as a percentage of sales in the second half of the year;

    * the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion and ultimate outcome of infringement claims against us, including the pending suit by Cimcore-Romer against us;

    * Our inability to effectively integrate the iQvolution acquisition and achieve the expected benefits from it;

    * Our inability to keep our financial results within our target goals as a result of various potential factors, such as investments in potential acquisitions or strategic sales, product, or other initiatives;

    * The fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;

    * The effects of increased competition as a result of recent consolidation in the CAM2 market;

    * Difficulty in predicting our effective tax rate;

    * Our inability to further penetrate our customer base;

    * Development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

    * Our inability to maintain our technological advantage by developing new products and enhancing our existing products;

    * The cyclical nature of the industries of our customers and the financial condition of our customers;

    * Fluctuations in our annual and quarterly operating results as a result of a number of factors;

    * The inability of our products to displace traditional measurement devices and attain broad market acceptance;

    * The impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;

    * Our inability to continue to grow sales in the Asia Pacific region;

    * Our inability to find less expensive alternatives to stock options to attract and retain employees;

    * Risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

    * The loss of our Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and Treasurer, or our Chief Financial Officer or other key personnel;

    * The failure to effectively manage our growth;

    * The loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms; and

    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

    About FARO:
    FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform three-dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage and Gage-Plus(TM), Platinum and Titanium model Faro Arms(R), SI and X model FARO Laser Trackers(R) , Laser Scanner LS and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at http://www.faro.com .

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                             SUMMARY FINANCIAL TABLE
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                  Three Months Ended             Six Months Ended
(amounts in thousands,       ---------------------------   ---------------------------
 except share and per           Jul. 2,        Jul. 3,        Jul. 2,        Jul. 3,
 share data)                     2005           2004           2005           2004
--------------------------   ------------   ------------   ------------   ------------
SALES                        $     30,895   $     24,077   $     58,511   $     45,102
COST OF SALES                      12,505          8,849         22,778         16,410
Gross profit                       18,390         15,228         35,733         28,692

OPERATING EXPENSES:
  Selling                           9,358          6,233         17,024         11,796
  General and administrative        4,368          2,633          7,836          5,200
  Depreciation and
   amortization                       789            538          1,480          1,094
  Research and development          1,633          1,206          2,960          2,648

  Total operating expenses         16,148         10,610         29,300         20,738

INCOME FROM OPERATIONS              2,242          4,618          6,433          7,954

OTHER INCOME (EXPENSES)
 Interest income                      170             74            302            148
 Other income, net                   (111)           173           (139)           379
 Interest expense                     (76)            (2)           (78)            (5)

INCOME BEFORE INCOME TAX            2,225          4,863          6,518          8,476

INCOME TAX EXPENSE                    313            760          1,137          1,525

NET INCOME                   $      1,912   $      4,103   $      5,381   $      6,951

NET INCOME PER SHARE -
 BASIC                       $       0.13   $       0.30   $       0.38   $       0.51

NET INCOME PER SHARE -
 DILUTED                     $       0.13   $       0.29   $       0.37   $       0.50

Weighted average shares -
 Basic                         14,226,540     13,766,588     14,131,266     13,565,132

Weighted average shares -
 Diluted                       14,578,313     14,154,243     14,491,672     14,039,826

                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                   (UNAUDITED)
                                 (in thousands)

                                         Jul. 2, 2005
                                         ------------
Cash and investments                     $     25,740
Current assets                           $     80,082
Total assets                             $    112,223
Current liabilities                      $     15,932
Obligations under capital leases -
 less current portion                    $        265
Total liabilities                        $     17,365
Total shareholders' equity               $     94,858
Total liabilities and shareholders'
 equity                                  $    112,223

               SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA
                                   (UNAUDITED)
                                 (in thousands)

                                                 Jul. 2, 2005
                                                 ------------
Net cash used in operating activities            $     (4,529)
Net cash provided by investing activities        $        354
Net cash provided by financing activities        $        272
Effect of Exchange Rate Changes on Cash          $     (1,504)
Cash and Cash Equivalents, Beginning of Period   $     16,357
Cash and Cash Equivalents, End of Period         $     10,950

SOURCE  FARO Technologies, Inc.
    -0-                             08/08/2005
    /CONTACT: Greg Fraser, EVP of FARO, +1-407-333-9911; or Vic Allgeier of The TTC Group, +1-212-227-0997, for FARO/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.faro.com /